Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular First Quarter Dividend of $0.16 per Share,
Announces Financial Results for the Quarter and Year Ended December 31, 2008

New York, New York, March 10, 2009 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a first quarter dividend of $0.16 per share payable on April 3, 2009 to stockholders of record as of March 20, 2009.

BlackRock Kelso Capital recognizes that the stability of its dividend is very important to its stockholders.  However, we believe that the current economic environment is unprecedented and unpredictable.  In light of the uncertain environment, we believe it is prudent to reduce our dividend until market conditions normalize.  Retaining capital in this manner is a precautionary measure that will enable us to protect our balance sheet by reducing borrowings under our credit facility, to make additional investments and to preserve operating flexibility.  At December 31, 2008, the Company was in compliance with regulatory coverage requirements with an asset coverage ratio of 220% and was in compliance with all financial covenants under its credit facility.  The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain its qualification as a regulated investment company under the Internal Revenue Code.

BlackRock Kelso Capital also announced financial results for the quarter and year ended December 31, 2008.

HIGHLIGHTS:

Investment Portfolio:  $943 million
Net Assets:  $510 million
Net Indebtedness (borrowings less cash and cash equivalents):  $411 million
Net Asset Value per share:  $9.23

Portfolio Activity for the Quarter Ended December 31, 2008:
Cost of investments during period:  $13.9 million
Sales, repayments and other exits during period:  $8.2 million
Number of new portfolio companies invested:  1

Portfolio Activity for the Year Ended December 31, 2008:
Cost of investments during period:  $197.3 million
Sales, repayments and other exits during period:  $120.3 million
Number of new portfolio companies invested:  7
Number of portfolio company exits:  4
Number of portfolio companies at end of period:  63

Operating Results for the Quarter Ended December 31, 2008 (in thousands, except per share amounts):
Net investment income:  $23,044
Net investment income per share:  $0.42
Dividends declared per share:  $0.43
Net realized and unrealized losses:  ($127,143)
Net realized and unrealized losses per share:  ($2.30)
Net decrease in net assets from operations:  ($104,100)
Net decrease in net assets from operations per share:  ($1.88)

Operating Results for the Year Ended December 31, 2008 (in thousands, except per share amounts):
Net investment income:  $95,103
Net investment income per share:  $1.76
Dividends declared per share:  $1.72

Net realized and unrealized losses:  ($245,610)
Net realized and unrealized losses per share:  ($4.54)
Net decrease in net assets from operations:  ($150,507)
Net decrease in net assets from operations per share:  ($2.78)

Portfolio and Investment Activity

During the quarter ended December 31, 2008, we invested $13.9 million across one new and two existing portfolio companies.  This compares to investing $76.2 million across two new and three existing portfolio companies for the quarter ended December 31, 2007.  Sales and repayments of investment principal totaled $8.2 million during the quarter ended December 31, 2008 versus $36.5 million during the quarter ended December 31, 2007.

During the year ended December 31, 2008, we invested $197.3 million across 7 new and 10 existing portfolio companies.  This compares to investing $711.3 million across 26 new and 12 existing portfolio companies for the year ended December 31, 2007.  Additionally, we received proceeds from sales/repayments of investment principal of approximately $120.3 million and $310.4 million for the years ended December 31, 2008 and 2007, respectively.

At December 31, 2008, our portfolio consisted of 63 portfolio companies and was invested 61% in senior secured loans, 28% in unsecured or subordinated debt securities, 6% in senior secured notes, 3% in equity investments and 2% in cash, cash equivalents and foreign currency.  This compares to 64% in senior secured loans, 26% in unsecured or subordinated debt securities, 5% in equity investments, 4% in senior secured notes and approximately 1% in cash, cash equivalents and foreign currency at December 31, 2007.  Our average portfolio company investment at amortized cost was approximately $19.6 million at December 31, 2008, versus $19.3 million at December 31, 2007.  At December 31, 2008, 1.8% of our total debt investments at fair value (or 6.6% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.0% at December 31, 2008 and 12.4% at December 31, 2007.  The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.2% and 12.2%, respectively, at December 31, 2008, versus 11.9% and 13.3% at December 31, 2007.  Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash, cash equivalents and foreign currency.

At December 31, 2008, we had $15 million in cash and cash equivalents and $119 million available under our senior secured, multi-currency credit facility.

Since our inception of operations in July 2005, we have invested in excess of $1.7 billion across more than 105 portfolio companies in transactions involving more than 65 financial sponsors.

Results of Operations

Results comparisons are for the quarters and years ended December 31, 2008 and 2007.

Investment Income

Investment income totaled $35.2 million and $35.4 million for the quarters ended December 31, 2008 and 2007, respectively, and $143.2 million and $127.8 million for the years ended December 31, 2008 and 2007, respectively.  The increase in investment income for the year ended December 31, 2008 reflects the growth of our portfolio as a result of the deployment of debt capital under our credit facility and equity capital from our initial public offering in July 2007.  Total investments at their current cost and borrowings were $1.24 billion and $426.0 million at December 31, 2008, compared to $1.16 billion and $381.3 million at December 31, 2007, respectively.  Many of our floating rate debt investments bear interest based on LIBOR.  Investment income for the year ended December 31, 2008 increased despite lower prevailing levels of LIBOR, as fixed rate instruments as a percentage of our debt investments increased to 53% at December 31, 2008 from 40% at December 31, 2007.

Expenses

Net expenses including taxes for the quarters ended December 31, 2008 and 2007 were $12.1 million and $13.2 million, respectively.  Of these totals, $4.8 million and $5.8 million, respectively, were interest and other credit facility expenses. Expenses net of performance-based incentive fees and interest and other credit facility expenses for the quarters ended December 31, 2008 and 2007 were $7.3 million and $7.4 million, respectively.

Net expenses including taxes for the years ended December 31, 2008 and 2007 were $48.1 million and $51.9 million, respectively.  Of these totals, $18.7 million and $20.3 million, respectively, were interest and other credit facility expenses.  Expenses net of performance-based incentive fees and interest and other credit facility expenses for the years ended December 31, 2008 and 2007 were $29.4 million and $24.3 million, respectively.  Net expenses for the years ended December 31, 2008 and 2007 were net of base management fee waivers of zero and $2.1 million, respectively.  All such fee waivers terminated upon the completion of our initial public offering.

These net expenses consist of base management fees (net of waivers), professional fees, administrative services expenses, investment advisor expenses, amortization of debt issuance costs, insurance expenses, director fees, miscellaneous other expenses and excise tax expense.  The increase in base management fees for the year ended December 31, 2008 reflects the growth of the quarterly portfolio values on which the fees are paid (in arrears).  No incentive management fees were incurred during 2008 due primarily to the increase in unrealized depreciation on investments.  The decrease in interest expense and fees related to the credit facility in 2008 is a result of reduced borrowing costs from lower prevailing levels of LIBOR, partially offset by higher average borrowings outstanding.  Professional fees and insurance expenses increased as a result of our becoming a publicly-traded company in 2007.

Net Investment Income

Net investment income totaled $23.0 million and $22.1 million, or $0.42 per share and $0.43 per share, for the quarters ended December 31, 2008 and 2007, respectively.  For the years ended December 31, 2008 and 2007, net investment income totaled $95.1 million and $75.8 million, or $1.76 per share and $1.66 per share, respectively.  The increases were primarily due to portfolio growth and the benefits of leverage from increased borrowings under our credit facility.

Net Realized Gain or Loss

Total net realized gain or loss for the quarters ended December 31, 2008 and 2007 was a gain of $7.4 million and a loss of ($1.3) million, respectively, and a gain of $6.1 million and a loss of ($0.6) million for the years ended December 31, 2008 and 2007, respectively.  Net realized gains during the 2008 periods primarily reflect the appreciation of the U.S. dollar relative to the Euro and Canadian dollar, which resulted in gains on our foreign currency contracts used to hedge investments denominated in such currencies.

Net Unrealized Depreciation

The net change in unrealized depreciation on the Company’s investments and foreign currency translation was ($134.6) million and ($36.8) million for the quarters ended December 31, 2008 and 2007, respectively, and ($251.7) million and ($59.0) million for the years ended December 31, 2008 and 2007, respectively.  Net unrealized depreciation was ($309.3) million and ($57.6) million at December 31, 2008 and 2007, respectively.  The net change in unrealized depreciation for the 2008 periods was a result of a reduction in multiples used to estimate the fair value of our investments and the underperformance of some portfolio companies.  Another contributing factor to the increase in unrealized depreciation was market-wide increases in interest yields.  Market-wide movements are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the quarters ended December 31, 2008 and 2007, the net decrease in net assets from operations was ($104.1) million and ($15.9) million, or ($1.88) per share and ($0.31) per share, respectively.  For the years ended December 31, 2008 and 2007, the net (decrease) increase in net assets from operations was ($150.5) million and $16.2 million, or ($2.78) per share and $0.35 per share, respectively. The decreases in net assets from operations since December 31, 2007 primarily reflect the increase in net unrealized depreciation on investments in excess of net investment income.

Liquidity and Capital Resources

At December 31, 2008, we had $15 million in cash and cash equivalents, $426 million in borrowings outstanding and, subject to leverage restrictions, $119 million available for use under our $545 million credit facility, which matures in December 2010.  Since December 31, 2008, conditions in the public debt and equity markets have continued to be volatile and our net asset value may decline.  While these conditions persist, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations and investment sales.  The primary use of existing funds is currently expected to be investments in portfolio companies, cash distributions to our stockholders, repayment of indebtedness and other general corporate purposes.

In the future, we may raise additional equity or debt capital off our shelf registration or may securitize a portion of our investments, among other considerations.  However, we face and expect to continue to face liquidity constraints under current market conditions, and if such conditions worsen substantially, we may be unable to raise capital at all.

On October 23, 2008, our Form N-2 shelf registration statement was declared effective by the Securities and Exchange Commission (“SEC”), which permits us to offer, from time to time, up to $1 billion of our common stock, preferred stock, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities and subscription rights.

As a closed-end investment company regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations. On April 24, 2008, our stockholders approved a proposal authorizing us to issue shares of our common stock at a price below the then-current NAV, with the approval of our Board of Directors.  The approval expires on the earlier of April 23, 2009 or on the date of our 2009 Annual Meeting of Stockholders.  Our Board of Directors has adopted a policy to limit our ability to sell common stock at a price below NAV to circumstances in which the price per share of the common stock is equal to 95% or greater of its NAV in effect on the date any such sale is priced.  Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

Certain institutional shareholders beneficially owned, in the aggregate, approximately 76.9% of the outstanding shares of our common stock at December 31, 2008.  The outstanding shares of our common stock owned by such institutions are eligible for immediate sale, subject to compliance with applicable securities laws. Sales of substantial amounts of our common stock, or the availability of common stock for sale, could adversely affect the prevailing market price of our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of common stock should we desire to do so.

Dividends

Dividends paid to stockholders for the quarters ended December 31, 2008 and 2007 totaled $23.8 million or $0.43 per share and $22.4 million or $0.43 per share, respectively.  For the years ended December 31, 2008 and 2007, dividends totaled $92.9 million or $1.72 per share and $77.0 million or $1.69 per share, respectively.  Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We currently intend to make distributions of net realized capital gains, if any, at least annually.  We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated excess taxable income as required.  For the years ended December 31, 2008 and 2007, we recorded a provision for federal excise taxes of approximately $437,000 and $24,000, respectively.  Excise taxes increased in 2008 due to higher than expected amounts of fees from investments and realized gains on forward foreign currency contracts that were not distributed to stockholders in 2008.  These amounts, currently estimated to be approximately $13.0 million or $0.23 per share, will be paid out as dividends to stockholders in 2009.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings applicable to us as a business development company under the 1940 Act and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a RIC. We cannot assure stockholders that they will receive dividends and distributions at any particular level or at all.

With respect to the dividends paid to stockholders, income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders. For the quarters ended December 31, 2008 and 2007, these fees totaled zero and $1.2 million, respectively.  For the years ended December 31, 2008 and 2007, such fees totaled $2.6 million and $6.5 million, respectively.

A new tax rule for 2009 permits publicly-traded RICs to distribute stock to satisfy their taxable income distribution requirements if stated conditions are met, including that at least 10% of the aggregate declared distribution be paid in cash and that stockholders be permitted to elect whether to receive cash or stock subject to the limit set by the RIC on the cash to be distributed in the aggregate to all stockholders.  Our Board of Directors has not yet made a determination whether to utilize the new rule.

Dividend Reinvestment and Amended and Restated Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders.  As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  For the years ended December 31, 2008 and 2007, dividends reinvested pursuant to our dividend reinvestment plan totaled $28.7 million and $72.9 million, respectively.

Under the terms of our amended and restated dividend reinvestment plan adopted on March 4, 2009, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date.  This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below net asset value per share, which could cause our stockholders to experience dilution.  Reinvestment at such prices resulted in dilution of our net asset value of approximately $0.11 per share for the year ended December 31, 2008.

Share Repurchase Plan

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions.  During the year ended December 31, 2008, we purchased a total of 378,107 shares of our common stock on the open market for $3.2 million, including brokerage commissions.  We are currently holding the shares we repurchased in treasury.

Notice is hereby given in accordance with Section 23(c) of the 1940 Act that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Tuesday, March 10, 2009 to discuss its fourth quarter and annual 2008 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 88624429).  A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Tuesday, March 10, 2009 and ending at midnight on Tuesday, March 17, 2009.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 88624429.  To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities

Assets:	December 31, 2008	December 31, 2007*
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,115,354,825 and $1,049,585,229)	$875,633,291	$1,018,013,709
Non-controlled, affiliated investments (amortized cost of $64,268,941 and $66,907,657)	40,015,080	65,412,682
Controlled investments (amortized cost of $56,207,945 and $38,881,854)	11,196,555	14,834,395
Total investments at fair value (amortized cost of $1,235,831,711 and $1,155,374,740)	926,844,926	1,098,260,786
Cash and cash equivalents	15,024,972	5,077,695
Foreign currency at fair value (cost of $764,413 and $10,291)	761,299	10,864
Unrealized appreciation on forward foreign currency contracts	717,972	121,021
Interest receivable	16,300,537	14,260,266
Dividends receivable	4,161,246	1,796,615
Prepaid expenses and other assets	2,380,988	2,414,954

Total Assets	$966,191,940	$1,121,942,201

Liabilities:
Payable for investments purchased	$1,005,101	$—
Unrealized depreciation on forward foreign currency contracts	1,054,165	572,965
Credit facility payable	426,000,000	381,300,000
Interest payable on credit facility	835,491	1,508,277
Dividend distributions payable	19,463,166	3,310,606
Base management fees payable	5,725,029	5,606,213
Accrued administrative services	170,445	361,118
Other accrued expenses and payables	1,643,042	1,091,153

Total Liabilities	455,896,439	393,750,332

Net Assets:
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 55,670,594 and 52,825,109 issued and 55,292,487 and 52,825,109 outstanding	55,671	52,825
Paid-in capital in excess of par	818,627,914	790,378,102
Undistributed (distributions in excess of) net investment income	3,855,016	(5,411,353)
Accumulated net realized gain	243,475	729,635
Net unrealized depreciation	(309,295,567)	(57,557,340)
Treasury stock at cost, 378,107 and zero shares held	(3,191,008)	—
Total Net Assets	510,295,501	728,191,869

Total Liabilities and Net Assets	$966,191,940	$1,121,942,201

Net Asset Value Per Share	$9.23	$13.78

________________
* Certain amounts have been reclassified to conform to the current year’s presentation.

BlackRock Kelso Capital Corporation Statements of Operations	Three months ended December 31, 2008	Three months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$33,358,785	$32,809,190	$134,491,870	$118,219,979
Dividends	502,866	355,652	1,760,131	940,969
Other income	148,339	20,700	166,777	55,695
From non-controlled, affiliated investments:
Interest	721,505	1,276,088	4,246,547	3,259,182
Dividends	268,062	537,509	1,262,730	1,191,434
Other income	50,000	—	50,000	300,000
From controlled investments:
Interest and dividends	131,991	353,308	1,217,658	3,808,869
Total investment income	35,181,548	35,352,447	143,195,713	127,776,128

Expenses:
Base management fees	5,725,029	5,606,214	22,716,602	19,152,889
Incentive management fees	—	—	—	9,412,097
Interest and credit facility fees	4,848,573	5,801,678	18,667,097	20,272,906
Professional fees	314,143	445,745	1,775,146	1,249,491
Administrative services	170,535	340,310	1,037,712	1,144,394
Investment advisor expenses	204,985	267,941	1,027,135	876,429
Amortization of debt issuance costs	171,967	179,918	654,460	387,706
Insurance	139,203	139,095	535,420	341,016
Director fees	11,649	147,525	286,834	399,385
Other	115,220	282,382	955,585	726,914

Expenses before management fee waiver	11,701,304	13,210,808	47,655,991	53,963,227
Base management fee waiver	—	—	—	(2,056,906)

Net expenses	11,701,304	13,210,808	47,655,991	51,906,321
Net investment income before excise taxes	23,480,244	22,141,639	95,539,722	75,869,807
Excise tax expense	(436,733)	(24,035)	(436,733)	(24,035)
Net Investment Income	23,043,511	22,117,604	95,102,989	75,845,772

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(168,876)	(13,023)	145,474	1,516,109
Non-controlled, affiliated investments	—	107,007	112,783	107,007
Foreign currency	7,580,460	(1,344,917)	5,869,599	(2,268,909)
Net realized gain (loss)	7,411,584	(1,250,933)	6,127,856	(645,793)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(113,634,154)	(19,119,450)	(208,150,014)	(33,457,861)
Non-controlled, affiliated investments	(14,792,839)	(5,380,497)	(22,758,886)	(1,494,975)
Controlled investments	(2,544,260)	(13,254,496)	(20,963,931)	(24,047,459)
Foreign currency translation	(3,583,526)	989,854	134,604	19,681
Net change in unrealized appreciation or depreciation	(134,554,779)	(36,764,589)	(251,738,227)	(58,980,614)
Net realized and unrealized gain (loss)	(127,143,195)	(38,015,522)	(245,610,371)	(59,626,407)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(104,099,684)	$(15,897,918)	$(150,507,382)	$16,219,365
Net Investment Income Per Share	$0.42	$0.43	$1.76	$1.66
Earnings (Loss) Per Share	$(1.88)	$(0.31)	$(2.78)	$0.35
Basic and Diluted Weighted-Average Shares Outstanding	55,398,258	51,987,529	54,043,069	45,714,141

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital's Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital will make available on its website its Annual Report on Form 10-K, which also serves as its annual report to stockholders. The Company intends to file its Annual Report on Form 10-K with the SEC by no later than March 16, 2009 and stockholders may access the report after it is filed at www.blackrockkelso.com. Stockholders may receive a hard copy of the annual report free of charge by submitting a written request to the Company.

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